EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 7, 2008, relating to the consolidated financial statements and financial statement schedule of ATP Oil & Gas Corporation and subsidiaries for the year ended December 31, 2007, appearing in the Annual Report on Form 10-K of ATP Oil & Gas Corporation for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

October 8, 2010